UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2021

Altair International Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-190235	99-0385465
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

322 North Shore Drive
Building 1B, Suite 200
Pittsburgh, PA	15212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 770-3140

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ATAO	OTC:Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2021, the registrant ("Altair International") issued to EROP Enterprises LLC a convertible promissory note (the “Note”) in the principal amount of $400,000 bearing annual interest at 8% and due in 12 months from the date of the Note. The Company used $304,268 of the Note to repay the three prior secured promissory notes and accrued interest under those notes issued by Altair International to EROP Enterprises LLC dated March 8, 2021, February 2, 2021 and December 29, 2020 that were secured by the Walker Ridge claims and project that Altair International purchased under a Mining Lease dated August 14, 2020 between Altair International and Oliver Geoservices LLC involving Altair International’s right to mine certain property in Nevada for a period of five years that can be extended for an additional twenty years if a certain extension payment are made within the term of the lease as more fully described in the Form 8-K filed August 18, 2020 by Altair International. The conversion price under the Note will be the lesser of $.25 or 80% of the lowest closing bid over the prior five trading days prior to conversion. The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note which is filed as Exhibits 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Promissory Note dated April 23, 2021 Issued by Altair International Corp. to EROP Enterprises LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 29, 2021	Altair International Corp.

	By:	/s/ Leonard Lovallo
Leonard Lovallo
President and CEO

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